RCM Technologies, Inc.

2500 McClellan Avenue

Pennsauken, NJ 08109-4613

Tel:  856.356.4500

Fax: 856.356.4600

www.rcmt.com

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. REPORTS

2009 THIRD QUARTER AND YEAR-TO-DATE RESULTS

Pennsauken, NJ - November 4, 2009 -- RCM Technologies, Inc. (NASD: RCMT) today announced financial results for the thirteen and thirty-nine week periods ended September 26, 2009.

The Company announced revenues of $44.8 million for the thirteen week period ended September 26, 2009, down from $51.6 million for the thirteen week period ended September 27, 2008 (comparable prior year period). Net income for the thirteen week period ended September 26, 2009 was $0.4 million, or $0.03 per diluted share, as compared to net income of $0.6 million, or $0.04 per diluted share, for the comparable prior year period.

The Company had net operating income for the thirteen week period ended September 26, 2009 of $0.7 million, or $0.05 per diluted share, down from net operating income of $0.9 million, or $0.07 per diluted share, for the comparable prior year period.

The Company announced revenues of $140.0 million for the thirty-nine week period ended September 26, 2009, down from $155.7 million for the thirty-nine week period ended September 27, 2008 (comparable prior year period). Net income for the thirty-nine week period ended September 26, 2009 was $6.2 million, or $0.48 per diluted share, as compared to a net loss of $0.7 million, or $0.05 per diluted share, for the comparable prior year period.

The Company had net operating income for the thirty-nine week period ended September 26, 2009 of $0.4 million, or $0.03 per diluted share, up from a net operating loss of $1.3 million, or $0.10 per diluted share, for the comparable prior year period.

The Company recorded legal settlement proceeds of $9.8 million, or $5.8 million net of income tax expense, for the thirty-nine week period ended September 26, 2009. The legal settlement resulted in an increase to earnings per diluted share of $0.45. During the comparable prior year period, the Company recorded a $6.1 million bad debt charge, or $3.7 million net of income tax benefit, relating to a note receivable that the Company wrote off. The loss resulted in a reduction of earnings of $0.29 per diluted share.

Leon Kopyt, Chairman and CEO of RCM, commented: “Revenues in the third quarter for our Information Technology (IT) and General Support Services groups remained sluggish due in part to a continued weakness in enterprise IT spending and light industrial services, respectively. The Engineering group and, despite a seasonal slowdown, the Specialty Healthcare group each maintained an expected level of performance during the quarter.

While we are not satisfied with our revenue numbers, the net income results for the quarter were modestly profitable and the balance sheet showed continued improvement. For the fifth consecutive quarter, we achieved positive cash flow from operations totaling approximately $20.6 million over this time period.”

About RCM

RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the design, development and delivery of these solutions to commercial and government sectors for more than 35 years. RCM’s offices are located in major metropolitan centers throughout North America. Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. Forward looking statements include, but are not limited to, those relating to demand for the Company’s services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission.

Tables to Follow

RCM Technologies, Inc.
Consolidated Statements of Income
(Unaudited)

(In Thousands, Except Per Share Amounts)

	Thirteen Week Periods Ended
	September 26, 2009	September 27, 2008
Revenues	$44,751	$51,617
Gross profit	11,840	13,255
Selling, general and administrative	10,720	11,730
Depreciation and amortization	423	618
Operating income	697	907
Other income (expense)	32	(74)
Income before income taxes	729	833
Income tax expense	292	268
Net income	$437	$565

Basic and diluted earnings per common share	$0.03	$0.04

	Thirty-Nine Week Periods Ended
	September 26, 2009	September 27, 2008
Revenues	$140,023	$155,742
Gross profit	34,361	40,703
Selling, general and administrative	32,743	34,356
Bad debt - note receivable	-	6,090
Depreciation and amortization	1,212	1,539
Operating income (loss)	406	(1,282)
Other income (expense)	54	(120)
Income from legal settlement	9,750	-
Income (loss) before income taxes	10,210	(1,402)
Income tax expense (benefit)	3,975	(737)
Net income (loss)	$6,235	($665)

Basic and diluted earnings (loss) per common share	$0.48	($0.05)

RCM Technologies, Inc.
Summary Consolidated Balance Sheet Data

(In Thousands)

	September 26, 2009 (Unaudited)	December 27, 2008 (Audited)
Cash and equivalents	$11,967	$815
Accounts receivable, net	44,535	55,770
Total current assets	59,830	61,801
Goodwill and intangible assets	8,758	6,814
Total assets	77,515	78,841
Total current liabilities	14,121	23,490
Senior debt	-	4,900
Total liabilities	15,014	23,490
Stockholders’ equity	$62,501	$55,351

RCM Technologies, Inc.

Cash Provided by (Used in) Operating Activities

(Unaudited)

(In Thousands)

	Thirteen Week Periods Ended
	September 26, 2009	September 27, 2008
Net income	$437	$565
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	426	615
Stock based compensation	65	(52)
Provision for losses on (recovery from) accounts receivable	100	(98)
Deferred income tax expense	445	2
Changes in operating assets and liabilities
Accounts receivable	3,388	597
Prepaid expenses and other current assets	314	(357)
Accounts payable and accrued expenses	(879)	(235)
Accrued payroll and related costs	(886)	(365)
Income taxes payable	(299)	77

Cash provided by operating activities	$3,111	$749

	Thirty-Nine Week Periods Ended
	September 26, 2009	September 27, 2008
Net income (loss)	$6,235	($665)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	1,211	1,536
Stock based compensation	99	145
Provision for losses on (recovery from) accounts receivable	404	(231)
Provision for losses on note receivable	-	6,090
Deferred income tax expense (benefit)	2,871	(1,658)
Changes in operating assets and liabilities
Accounts receivable	11,051	(10,282)
Prepaid expenses and other current assets	(14)	(876)
Accounts payable and accrued expenses	(2,318)	(812)
Accrued payroll and related costs	(2,039)	81
Income taxes payable	(843)	(1,299)

Cash provided by (used in) operating activities	$16,657	($7,971)

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